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                                                                  EXHIBIT 2
                      AGREEMENT AND PLAN OF MERGER


            THIS AGREEMENT AND PLAN OF MERGER (which, together with the Schedules attached hereto and incorporated herein by reference, is hereinafter referred to as this "Agreement") is made and entered into as of the 10th day of July 1998, by and among UNIFIED FINANCIAL SERVICES, INC., a Delaware corporation (the "Buyer"), FIDUCIARY ACQUISITION CORPORATION, a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Sub"), FIDUCIARY COUNSEL, INC., a Delaware corporation ("Fiduciary"), ASSOCIATED FAMILY SERVICES, INC., a Delaware corporation ("AFS"), INTELLECTRONIC MANAGEMENT SYSTEMS, INC., a Delaware corporation ("Intellectronic"), JACK R. ORBEN, a resident of New York ("Orben"), ANDREW E. BEER, a resident of New York ("Beer"), and CHARLES C. HICKOX, a resident of Connecticut ("Hickox"). AFS, Intellectronic, Orben and Beer are referred to collectively in this Agreement as the "Principal Stockholders." Hickox is referred to in this Agreement as the "Minority Stockholder." The Principal Stockholders and Minority Stockholder are referred to collectively in this Agreement as the "Sellers."


                                RECITALS:

      A. The respective Boards of Directors of Buyer and Fiduciary deem it advisable and in the best interests of such corporations and their respective stockholders that Fiduciary merge with and into Merger Sub, with Merger Sub as the surviving corporation, all as specifically set forth in this Agreement (the "Merger").

      B. AFS and Hickox, as the stockholders of Fiduciary, and Orben and Beer, as the individuals indirectly controlling AFS, have approved the Merger and other transactions contemplated by this Agreement.

      C. The parties intend that the Merger, for federal income tax purposes, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      D. The parties hereto desire to set forth certain representations, warranties, covenants and agreements made as an inducement to the execution and delivery of this Agreement and to set forth certain conditions precedent to the Merger contemplated in this Agreement.

            NOW, THEREFORE, in consideration of these premises, the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:


                                Article 1

                               The Merger

      1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) Fiduciary shall be merged with and into Merger Sub in accordance with Section 251 of the General Corporation Law of the State of Delaware (the "DGCL") and the separate corporate existence of Fiduciary shall thereupon cease. Merger Sub shall be the surviving corporation of the Merger (sometimes referred to herein as the "Surviving


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Corporation") and shall continue to be governed by the laws of the State of
Delaware. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Fiduciary and Merger Sub shall rest in the Surviving Corporation, and all debts, liabilities and duties of Fiduciary and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.2 Closing. The closing (the "Closing") of the Merger shall take place at 10:00 a.m., local time, at the offices of Thompson Coburn in St. Louis, Missouri on the date that the Effective Time occurs (the "Closing Date"), which Closing Date shall not be earlier than July 15, 1998, nor later than August 30, 1998, or at such other date, time and place as Buyer and Fiduciary shall agree.

      1.3 Effective Time. The Merger shall become effective on the date and at the time (the "Effective Time") on which a duly executed original of a Certificate of Merger is filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with, the relevant provisions of the DGCL. Unless otherwise agreed in writing by Buyer and Fiduciary, subject to the terms and conditions of this Agreement (including, without limitation, Section 1.2), the Effective Time shall occur within five business days after the satisfaction or waiver in accordance with this Agreement of all conditions to the Merger contained in this Agreement, or on such other date as is agreed to by Buyer and Fiduciary.

      1.4 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable
(i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Fiduciary or (ii) otherwise to carry out the purposes of this Agreement, Fiduciary by its execution of this Agreement shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation hereby are authorized, in the name of Fiduciary or otherwise, to take any and all such action.

      1.5 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation following the Merger until otherwise amended or repealed; provided, however, that Article FIRST of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:

            "FIRST:  The name of the Corporation is Fiduciary Counsel, Inc."

      1.6 Boards of Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation following the Merger and such directors and officers shall hold office in accordance with the Surviving Corporation's Bylaws and applicable law.

      1.7 Effect on Capital Stock. At the Effective Time, each share of common stock, no par value, of Fiduciary, regardless of class or designation

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("Fiduciary Common Stock"), issued and outstanding immediately prior to the
Effective Time shall cease to be outstanding and, subject to the terms of this Agreement shall be converted into, at the election of the holder thereof, the right to receive, either (A) $35.00 in cash, up to an aggregate amount of $800,835.00, the "Cash Option," or (B) 1.334 shares of Buyer common stock, $0.01 par value ("Unified Common Stock"), up to an aggregate of 66,634 shares of Unified Common Stock, hereafter the "Securities Option"; provided, however, in the event the number of issued and outstanding shares of Fiduciary Common Stock shall exceed 49,950, the Cash Option and the Securities Option shall be appropriately and proportionately adjusted such that the total Merger Consideration to be paid to the holders of Fiduciary Common Stock shall not exceed the amount of Merger Consideration to be paid based upon 49,950 shares of Fiduciary Common Stock outstanding as of the date hereof. In the event it is determined after the Closing Date that more than 49,950 shares of Fiduciary Common Stock are validly issued and outstanding, the Sellers shall remit to the Buyer any Merger Consideration paid by Buyer to the Sellers in excess of the amount of Merger Consideration that such holder would have been entitled to receive based upon an appropriate and proportionate adjustment to the Cash Option or the Stock Option due to such additional shares of Fiduciary Common Stock being outstanding. Each issued share of common stock of Merger Sub shall remain outstanding as a share of common stock of the Surviving Corporation. By its execution of this Agreement, AFS hereby irrevocably elects to and shall only be entitled to receive the Securities Option in exchange for all of the Fiduciary Common Stock it owns.

      1.8   Exchange Procedures.

            (a)   At the Effective Time, against its receipt of the items in
Section 1.8(b), Buyer shall deliver or cause to be delivered to each holder of Fiduciary Common Stock (i) immediately available funds in the amount of the Cash Option in respect of each share of Fiduciary Common Stock for which the Cash Option has been elected, and (ii) the Securities Option in respect of each share of Fiduciary Common Stock for which the Securities Option has been elected. The aggregate amount of cash and Unified Common Stock deliverable hereunder is collectively referred to as the "Merger Consideration."

            (b) At or after the Closing, each holder of Fiduciary Common Stock shall deliver all original certificates for Fiduciary Common Stock, each duly endorsed for transfer in blank, together with written notice of exercise of the Cash Option or Securities Option (and in the case of a holder exercising the Securities Option who is not a signatory hereto, if any, representations comparable to those in Article 4 below).

      1.9 Anti-Dilution Adjustments. If, between the date of this Agreement and the Effective Time, Buyer shall effect a stock dividend, or make distributions in stock upon, or subdivide, split up, reclassify or combine Unified Common Stock or declare a dividend or make a distribution on Unified Common Stock in the form of a security convertible into Unified Common Stock, then appropriate and proportional adjustment or adjustments will be made to the Securities Option such that such shares, as adjusted, shall result in the issuance of that number of shares of Unified Common Stock or other securities as if the declaration or payment of such dividend, distribution, subdivision, split-up, reclassification or combination of such Unified Common Stock had a record or payment date therefor immediately after the Effective Time.

      1.10 Dissenting Stockholders. "Dissenting Shares" means shares held by any holder who becomes entitled to payment of the fair value of such shares under Section 262 of the DGCL. Dissenting Shares shall not be converted into or be exchangeable for the Merger Consideration, and any holder of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of such law and

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Buyer shall cause the Surviving Corporation to pay such consideration with funds provided by Buyer. Each party hereto shall give the other prompt notice of any written demands for the payment of fair value of any shares, withdraws of such demands, and any other instruments, served pursuant to the DGCL and Fiduciary shall give Buyer the opportunity to participate in all negotiations and proceedings with respect to such demands. Fiduciary shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands. By their execution of this Agreement, AFS and Hickox waive their right to demand an appraisal of their Fiduciary Common Stock in connection with the Merger.

                                ARTICLE 2

 Representations and Warranties of Fiduciary and Principal Stockholders

            Fiduciary and each Principal Stockholder hereby jointly and severally represent and warrant to Buyer as follows (and the Minority Stockholder hereby represents and warrants as set forth in Section 2.4(b) below):

            2.1 Organization and Qualification. Fiduciary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

            2.2 Certificate of Incorporation and Bylaws. Attached hereto as Exhibits A and B, respectively, are true and complete copies of Fiduciary's Certificate of Incorporation, as amended (certified as of a recent date by the Secretary of State of the State of Delaware), and Bylaws, as amended (certified as of the date hereof by the Secretary or an Assistant Secretary of Fiduciary).

            2.3 Capitalization. The authorized capital stock of Fiduciary consists only of Fifty Thousand (50,000) shares of common stock, no par value per share. The issued and outstanding capital stock of Fiduciary consists solely of (i) twenty-two thousand eight hundred eighty-one (22,881) shares of Fiduciary Common Stock owned of record and beneficially by Hickox, and (ii) twenty-seven thousand sixty-nine (27,069) shares of Fiduciary Common Stock owned of record and beneficially by AFS (the shares of Fiduciary Common Stock owned by Hickox and AFS are collectively referred to as the "Fiduciary Shares"). All treasury shares of Fiduciary are identified on Schedule 2.3(a). AFS and Hickox are the only legal and beneficial owners of capital stock or other securities of any kind or class of Fiduciary, and own the Fiduciary Shares free and clear of all liens, claims, encumbrances and transfer restrictions. All of the Fiduciary Shares are duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, subscriptions, puts, calls or other rights, commitments, undertaking or understanding to acquire, or restrict the transfer of, any capital stock or other securities of any kind or class of Fiduciary or any rights, obligations or undertakings convertible into securities of any kind or class of Fiduciary which has been authorized or which is outstanding. There is no stock appreciation, phantom stock, profit participation, success fee or similar right with respect to Fiduciary that has been authorized or which is outstanding. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Fiduciary. Fiduciary is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

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            2.4   Authorization and Consents.

            (a) Principal Stockholders. Each Principal Stockholder has all requisite power and authority to enter into and to consummate the sale contemplated by this Agreement, and otherwise to perform his obligations hereunder. The execution and delivery of this Agreement by AFS and the performance by AFS of its obligations hereunder have been duly and effectively authorized and approved by all requisite corporate action, and no other corporate or stockholder act or proceeding on the part of AFS is necessary to authorize AFS' performance of its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of AFS and each Principal Stockholder, enforceable against each of them in accordance with its terms. Except as disclosed on Schedule 2.4, neither the execution and delivery of this Agreement by any Principal Stockholder nor the consummation by any Principal Stockholder of the transactions contemplated hereby will (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Fiduciary Common Stock or any of the properties of Fiduciary under, (A) the Certificate of Incorporation, as amended, or Bylaws of Fiduciary or AFS or (B) any note, bond, mortgage indenture, deed of trust, lease, license, agreement or other instrument or obligation to which Fiduciary is bound, or by which Fiduciary or any of its properties, or the Principal Stockholders or any of the Fiduciary Common Stock, may be bound or affected, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Principal Stockholder, Fiduciary or any of their respective properties. No consent or approval by, notice to or registration with any governmental authority or other third party, other than those disclosed on Schedule 2.4, is required on the part of any Principal Stockholder, or Fiduciary in connection with the execution and delivery of this Agreement or the consummation by any Principal Stockholder or Fiduciary of the Merger and the other transactions contemplated hereby.

            (b) Minority Stockholder. The Minority Stockholder has all requisite power and authority to enter this Agreement and otherwise to perform his obligations hereunder. This Agreement constitutes a valid and legally binding obligation of the Minority Stockholder enforceable against him in accordance with its terms. Neither the execution and delivery of this Agreement by the Minority Stockholder nor the consummation by the Minority Stockholder of the transactions contemplated hereby will (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Fiduciary Common Stock owned by him under, any note, bond, mortgage indenture, deed of trust, lease, license, agreement or other instrument or obligation to which the Minority Stockholder is bound, or by which he or any of the Fiduciary Common Stock owned by him may be bound or affected, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Minority Stockholder. No consent or approval by, notice to or registration with any governmental authority or other third party, is required on the part of the Minority Stockholder in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. The Minority Stockholder owns twenty-two thousand eight hundred eighty-one (22,881) shares of Fiduciary Common Stock free and clear of all liens, claims, encumbrances and transfer restrictions. There is no suit, claim, action, proceeding or governmental investigation now pending or, to the Minority Stockholder's knowledge, threatened against such Minority Stockholder that contests the validity of this Agreement or the ability of the Minority Stockholder to dispose of his Fiduciary Common Stock pursuant to the Merger.

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            2.5   Financial Statements and Undisclosed Liabilities.

                  (a) Fiduciary's Financial Statements. Attached hereto as part of Schedule 2.5(a) are true and complete copies of Fiduciary's balance sheets and related statements of income and cash flow as of and for the fiscal years ended December 31, 1997 and 1996 (collectively, the "Fiduciary Financial Statements"). Except as disclosed on Schedule 2.5(a), the Fiduciary Financial Statements (i) have been prepared from the books and records of Fiduciary in accordance with generally accepted accounting principles and (ii) fairly present the financial position and results of operations of Fiduciary as of and for the fiscal years then ended.

                  (b) Undisclosed Liabilities. Except as set forth in the Fiduciary Financial Statements or Schedules to this Agreement, Fiduciary has no liabilities or obligations of any kind, whether existing, fixed, contingent upon future events, vested, funded, unfunded or otherwise, except for (i) current liabilities that were incurred since December 31, 1997 in the ordinary course of Fiduciary's business, and (ii) liabilities which will not have a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" means (A) any adverse impact on the assets, operations, liabilities, earnings, prospects, business or condition of Fiduciary that represents a diminution in value to Fiduciary (whether immediate or as a result of diminished future cash flows) of more than Ten Thousand Dollars ($10,000), (B) any loss of the full-time services of key personnel of Fiduciary and/or (C) the creation of any lien, security interest, charge or encumbrance upon any of the properties of Fiduciary.

            2.6 Absence of Certain Changes or Events. Since December 31, 1997, and except as disclosed on Schedule 2.6 or as contemplated by this Agreement, there has not been with respect to Fiduciary:

                  (a) any change in the assets, operations, liabilities, earnings, prospects, business or condition (financial or otherwise) that has been or which the Principal Stockholders reasonably should expect to have, individually or in the aggregate with other changes, a Material Adverse Effect;

                  (b) any damage, destruction or casualty loss (whether or not covered by insurance) which has been or which any Principal Stockholder reasonably should expect to have a Material Adverse Effect;

                  (c) any increase in the compensation payable to any director, officer, employee or agent other than routine increases made in the ordinary course of business consistent with past practice, or any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any of such director, officer, employee or agent, or any employee welfare, pension, retirement or similar payment or arrangement made or agreed to by Fiduciary with respect to any such director, officer, employee or agent, other than pursuant to the existing plans disclosed on Schedule 2.13;

                  (d) any addition to, or modification of, any profit sharing, bonus, deferred compensation, insurance, pension, retirement or other employee benefit plan, arrangement or practice described on Schedule
2.13 other than accruals in accordance with the normal practices of Fiduciary and the extension of coverage to employees who became eligible after December 31, 1997;

                  (e) any sale, assignment or transfer (including, without limitation, any collateral assignment or the granting or permitting of any lien, charge or encumbrance arising other than in connection with the creation of a security interest in after-acquired property under a security

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agreement disclosed on Schedule 2.7) of any asset, property or right (except sales of inventory and sale or disposal of worn out and obsolete fixed assets, each in the ordinary course of business);

                  (f) any amendment, modification, waiver or cancellation of any debt owed to, or claim of, Fiduciary or settlement of any dispute involving any payment or other obligation due to or owed by Fiduciary to be made or performed after the Closing Date involving more than $5,000 (provided that all items excluded by reason of such threshold are less than $10,000 in the aggregate);

                  (g) any borrowing of money, any increase in any existing indebtedness, or the incurrence of any obligation or liability (whether absolute or contingent), other than current liabilities incurred in the ordinary course of business;

                  (h) any capital expenditure or commitment to make a capital expenditure (exclusive of expenditures for repair or maintenance of equipment in the ordinary course of business) exceeding $5,000 individually or $10,000 in the aggregate, or the execution of any lease or similar arrangement with respect to any aspect of the business of Fiduciary, or incurring of liability therefor;

                  (i) any cancellation, termination or amendment of any material contract, agreement, license or other instrument to which Fiduciary is a party or by which it is bound;

                  (j) any lending or advance of money or other pledging of credit, by way of guaranty or otherwise, in connection with any aspect of its business, except normal travel and expense advances to employees and normal equity advances incurred with respect to residential real property, in the ordinary course of business consistent with prior practice;

                  (k) any declaration or payment of any dividend or other distribution of any kind with respect to any of the capital stock of Fiduciary;

                  (l) any failure on the part of Fiduciary to operate its business in the ordinary course and to preserve its business organization intact;

                  (m) any agreement by, or commitment of, any Seller or Fiduciary to do or permit any of the foregoing; or

                  (n) any other event or condition of any character which, in any one case or in the aggregate, will or can reasonably be expected to have a Material Adverse Effect.

            2.7 Title to Assets; Condition of Equipment. Schedule 2.7 contains the address of all real properties owned or used by Fiduciary and the buildings and structures located thereon ("Business Premises"). Except as set forth on Schedule 2.7, Fiduciary has good and marketable title to all assets and properties used in its business, subject to assets held under lease arrangements disclosed on Schedule 2.9. With the exception of (a) the liens, security interests and other encumbrances disclosed on Schedule 2.7,
(b) liens arising by operation of law for taxes accrued but not yet payable, and (c) such imperfections of title, if any, as do not materially detract from the value or interfere with Fiduciary's present use of such assets nor impair the marketability of title of any of the assets or properties of Fiduciary, none of the assets of Fiduciary is subject to any lease, lien, security interest, mortgage, charge, easement or encumbrance, right of first refusal, option or other restriction of any nature whatsoever, nor subject to any pending or, to any Principal Stockholder's knowledge, threatened condemnation proceedings. To each Principal Stockholder's knowledge, none of the Business Premises or the operation or maintenance thereof as now operated and maintained, contravenes any applicable zoning ordinance or other administrative regulation or violates any

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restrictive covenant or any provision of law.  Unless otherwise set forth on
Schedule 2.7, the Business Premises are in good operating condition and repair.

            2.8   Cash, Cash Equivalents, Receivables and Prepaid Expenses.

                  (a) Set forth on Schedule 2.8 are (i) a list of all bank lines, credit arrangements, bank accounts, money market and securities brokerage accounts, and safe deposit boxes maintained by Fiduciary together with the names of all authorized signatories on each such arrangement or account, and (ii) a list of all certificates of deposit, money market fund investments, other cash equivalents, marketable securities of other persons and investment companies and similar temporary investments.

                  (b) All of the accounts receivable of Fiduciary reflected on the Fiduciary Financial Statements and all such accounts receivable arising subsequent to the date thereof, (i) represent actual indebtedness incurred by the applicable account debtors, (ii) have arisen in the ordinary course of Fiduciary's business, (iii) except for liens, security interests and encumbrances described on Schedule 2.7, are subject to no prior assignment, claim, charge or encumbrance of any nature whatsoever, and (iv) are collectible net of the allowance for uncollectible accounts set forth on the Fiduciary Financial Statements, as the case may be, without rights of counterclaim or setoff by any account debtor.

                  (c) All of the prepaid expenses of Fiduciary reflected on the Fiduciary Financial Statements represent actual advance payments of Fiduciary's ordinary operating expenses, and can be utilized in full by Fiduciary after the Closing to the extent not used in the ordinary course of business prior to Closing.

            2.9 Other Agreements; Absence of Defaults. Except as disclosed on Schedule 2.9, neither Fiduciary nor any of its assets or properties is a party to or bound by: (a) any loan agreement, note, mortgage, deed of trust, security agreement, conditional sales agreement, capital lease, guaranty, letter of credit arrangement or other document or instrument reflecting present or contingent indebtedness of Fiduciary or for which any of Fiduciary's properties are mortgaged or pledged as collateral (all such items are referred to collectively as the "Loan Documents"); (b) any employment agreement, consulting agreement, sales agency agreement, distributor agreement or other contractual arrangement for services; (c) any collective bargaining agreement covering any employees; (d) any contract, agreement or arrangement which prohibits or restricts Fiduciary from freely engaging in any business in any part of the world; (e) any contract, agreement or arrangement relating to the marketing or sales of its services, or requiring minimum or exclusive purchases of supplies or services from vendors; (f) any contract, agreement or arrangement between Fiduciary and a client for the provision of relocation services; (g) any contract relating to a prior business acquisition, merger, combination or similar transaction or reorganization under which Fiduciary has any continuing rights or obligations; (h) any contract under which Fiduciary has agreed to indemnify a present or former officer, director or employee of Fiduciary; or (i) any other contract, agreement, lease, license, outstanding bid or offer or other commitment (whether formal or informal, written or oral) calling for the payment or receipt by Fiduciary of property or services valued at $5,000 or more, excluding purchase orders for supplies ordered in the ordinary course of business. The Principal Stockholders have made available for inspection by Buyer a true and complete copy of each agreement, instrument or other document (as amended) referenced or cross-referenced in Schedule 2.9. In the case of oral contracts and commitments required to be disclosed pursuant to this Section, Schedule 2.9 contains a true and complete description of the material terms thereof. Except as disclosed on Schedule 2.9, Fiduciary is not in default under any Loan Document, contract, offer, commitment or other item listed on Schedule 2.9, nor has any event occurred which, upon notice or

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passage of time or both, will result in such a default.  Except as disclosed on Schedule 2.9, all payments required to be made by Fiduciary pursuant to the Loan Documents on or prior to the date hereof have been paid in full.

            2.10  Patents and Trademarks; Year 2000.

                  (a) Except as noted on Schedule 2.10, Fiduciary does not use any patent, trade name, trademark, service mark or copyright, or any application therefor whether or not registered (collectively, "Patents and Trademarks") that is not owned by or validly licensed to Fiduciary, except where the failure to have a license will not have a Material Adverse Effect. All Patents and Trademarks (and any applications therefor) used by Fiduciary are described on Schedule 2.10 hereto, together with the name and address of the owner thereof if other than Fiduciary. Schedule 2.10 contains a true and complete list of all license agreements, indemnification agreements and other agreements or understandings with respect to Patents and Trademarks, and true and complete copies of the same have been delivered to Buyer for review. Except as disclosed in Schedule 2.10, no Patents and Trademarks owned, licensed or used by Fiduciary are the subject of a lawsuit or any other proceeding involving Fiduciary, no party has challenged or threatened to challenge Fiduciary's right to use such Patents and Trademarks, and to each Principal Stockholder's knowledge there is no basis for any such challenge based on a claim of infringement or otherwise.

                  (b)   This space intentionally left blank.










            2.11 No Violation of Statute, Decree or Order. Except as disclosed on Schedule 2.11, Fiduciary, is not, and since January 1, 1995 has not been, in default under or in breach or violation of any statute, law, ordinance, decree, order, rule or regulation of any governmental body applicable to Fiduciary or its properties, except where such default, breach or violation will not and cannot reasonably be expected to have a Material Adverse Effect. The consummation of the Merger and the consummation of the other transactions contemplated by this Agreement will not constitute or result in any default under or breach or violation of any statute, law, ordinance, decree, order, rule or regulation of any governmental body applicable to Fiduciary or its respective properties.

            2.12 Litigation. Except as listed in Schedule 2.12, there is not, and since January 1, 1995 there has not been, any suit, claim, action, proceeding or governmental investigation against Fiduciary or respecting any aspect of its business ("Third Party Litigation") pending or, to any Principal Stockholder's knowledge, threatened, nor to any Principal Stockholder's knowledge is there presently any condition or set of facts which will give rise to any Third Party Litigation. There are no decrees, injunctions or orders of any court, administrative or regulatory body, arbitration panel or governmental agency outstanding against Fiduciary relating to any aspect of its business under which Fiduciary has continuing obligations. There is no suit, claim, action, proceeding or governmental investigation now pending or, to the Principal Stockholders' knowledge, threatened against any Principal Stockholder or Fiduciary which contests the validity of this Agreement or the ability of Fiduciary or any Principal Stockholder to consummate the Merger and other transactions contemplated by this Agreement. The Principal Stockholders have furnished to Buyer true and correct copies of all audit response letters received by Fiduciary in the twelve months preceding the date hereof from legal counsel devoting substantive attention to matters which may result in any liability or obligation of Fiduciary.

            2.13  Employee Benefit Plans.

                  (a)   Definitions.  For purposes of this Section 2.13:

                        (i) Arrangement. The term "Arrangement" means any personnel policy (including, but not limited to, vacation time, holiday pay, bonus programs, moving expense reimbursement programs, and sick leave), salary reduction agreements, change-in-control agreements, employment agreements, stock option plans, consulting agreements or any other benefit, program, agreement or contract, whether or not written, (A) which currently is being or since December 31, 1992 has been maintained for employees of Fiduciary or (B) to which Fiduciary makes or is required to make, or since December 31, 1992 has made or was required to make, contributions.

                        (ii) Plan. The term "Plan" includes each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (other than a Multiemployer Plan within the meaning of Section 3(37) of ERISA, but including terminated Plans) (A) which currently is being or since December 31, 1992 has been maintained for employees of Fiduciary or (B) to which Fiduciary makes or is required to make, or since December 31, 1992 has made or was required to make, contributions.

                        (iii) Qualified Plan. The term "Qualified Plan" means any Plan which is an employee pension benefit plan as defined in
Section 3(2) of ERISA and which is intended to meet the qualification requirements of Section 401(a) of the Code.

                        (iv) Title IV Plan. The term "Title IV Plan" means any Qualified Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA) and is subject to Title IV of ERISA.

                  (b)   Operations of Plans.  Except as set forth on Schedule
2.13:

                        (i) Each Arrangement and each Plan has been administered in compliance with its terms and with all filing, reporting, disclosure and other requirements of all applicable statutes (including, but not limited to, ERISA, the Code and the Consolidated Omnibus Budget Reconciliation Act), regulations and interpretations thereunder. Each Qualified Plan (together with its related funding instrument) is intended to be qualified and tax exempt under Sections 401 and 501 of the Code and is the subject of a favorable Internal Revenue Service determination with respect to such qualification and exemption.

                        (ii) All oral or written communications with respect to each Arrangement and each Plan materially reflect and have materially reflected the documents and operations of the Arrangement or Plan and no action is pending or, to any of the Principal Stockholders' knowledge, threatened, against any person to assert any liability by reason of any such communication or any failure to communicate with respect to any Arrangement or Plan.

                        (iii) Fiduciary does not contribute to or sponsor, and has never contributed to or sponsored, any Title IV Plan.

                        (iv)  Fiduciary, nor any of its directors or
employees, nor any fiduciary, has not engaged in any transaction with respect to the Plans, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by Fiduciary is contemplated herein, in violation of Section 406(a) or (b) of ERISA or which is a "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA and which has or would have a Material Adverse Effect.

                        (v) Every fiduciary and every other person who handles funds or other property of each Plan is bonded to the extent required by Section 412 of ERISA and no civil or criminal action with respect to any Arrangement or Plan, pursuant to any federal or state law, has been brought, is pending or, to any of the Principal Stockholders' knowledge, threatened against Fiduciary, any officer, director or employee of it or any fiduciary of any Arrangement or Plan. No Plan fiduciary or any other person has, or has had, any liability to any participant or beneficiary under any Plan or Arrangement or to any other person under any provision of ERISA or any other applicable law by reason of any action or failure to act in connection with any Plan or Arrangement, including, but not limited to, any liability by reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights.

                        (vi) There are no Plans or Arrangements to which Fiduciary is a party or by which it is bound and under which, as a result of this Agreement or any transaction contemplated by this Agreement, any director, officer, employee or other agent of Fiduciary or any other party claiming through such a person (A) shall or may acquire rights with respect to any Plan or Arrangement (including, without limitation, the creation, increase or extension of new or existing rights), (B) shall become entitled to a distribution or payment with respect to any Plan or Arrangement at a date earlier than if this Agreement had not been signed or such transaction had not occurred (except for benefits paid in the normal course under a Plan upon termination of a Plan participant's employment with Fiduciary or any successor employer), or (C) shall otherwise receive or become vested in rights or benefits with respect to any Plan or Arrangement.

                  (c)   Plan Documents and Records.

                        (i)   All Arrangements and Plans are set forth in
Schedule 2.13. Correct and complete copies of all documents, including all amendments thereto, with respect to each Arrangement and Plan, have been heretofore delivered to the Buyer. These documents include, but are not limited to, (A) current (and for those Plans or Arrangements terminated since January 1, 1995, current as of the applicable termination date) Plan and Arrangement documents, trust agreements, insurance contracts, annuity contracts, summary plan descriptions, investment manager and investment adviser contracts and Internal Revenue Service determination letters, (B) for the most recent three full plan years ended prior to the date hereof, annual and quarterly (for any quarter ended since the most recent full plan year) audit reports, financial statements, annual reports (Form 5500), analyses of discrimination testing under Code Sections 401(k) and 401(m) and other filings with governmental agencies, (C) any Internal Revenue Service recognitions of exemption issued since December 31, 1988, and (D) any other general explanation or substantive communication distributed or otherwise provided to participants in each such Arrangement or Plan which describes any relevant aspect of each Arrangement or Plan.

                        (ii) As of the date of Closing, the participant or beneficiary records with respect to each Arrangement and Plan shall be in the custody of the persons listed on Schedule 2.13. Except as set forth on
Schedule 2.13, all such records accurately set forth the history of each participant and beneficiary in connection with each Arrangement and Plan, and accurately state the benefits accrued or credited to each such person, as of the end of the last quarter of the applicable Plan Year preceding the Effective Time, and provide information sufficient to determine such benefits for the period from the last quarter to the Effective Time.

                  (d) Finances. All contributions payable to each Qualified Plan for all benefits earned and other liabilities accrued through December 31, 1997, determined in accordance with the terms and conditions of such Qualified Plan, ERISA and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected on the Fiduciary Financial Statements. Schedule 2.13 sets forth (1) the amount of the liability for minimum contributions for the last plan year to any Qualified Plan, (2) the approximate amount of the minimum contribution to any Qualified Plan for the plan year during which the Closing is to occur, (3) the annual cost of providing coverage under any Plan that is a welfare plan as defined in
Section 3(1) of ERISA to all current employees of Fiduciary and all dependents of a current employee, and (4) the annual cost of providing coverage under any Plan that is a welfare plan as defined in Section 3(1) of ERISA to all former employees of Fiduciary and all dependents of a former employee.

                  (e) Multiemployer Plans. Fiduciary has not, and neither Fiduciary nor any predecessor ever has had, an obligation to contribute to a "Multiemployer Plan" within the meaning of Section 3(37) of ERISA.

                  (f) Controlled Group. Except as set forth on Schedule 2.13, Fiduciary is not, nor has it ever been, a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with AFS within the meaning of Section 414(c) of the Code or any affiliated service group of which AFS is a member within the meaning of Section 414(m) of the Code.

            2.14 Discrimination, Occupational Safety, Labor and Other Statutes and Regulations. Except as disclosed on Schedule 2.14, no person, party or labor organization (including, but not limited to, governmental agencies of any kind) has any claim, action or proceeding pending or, to any Principal Stockholder's knowledge, threatened or available to it against Fiduciary arising out of any statute, ordinance or regulation relating to the payment of wages or benefits, plant closing laws, discrimination in employment, employment practices, immigration, continuation of health insurance benefits or occupational safety and health standards (including, but without limiting the foregoing, any applicable state statutes, any rules, regulations or other similar standards of the Occupational Health and Safety Administration, the Truth In Lending Act, the Real Estate Settlement Practices Act, the Fair Labor Standards Act, National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, or the Americans with Disabilities Act, in each case as amended). Except as disclosed on Schedule 2.14, to the Principal Stockholders' knowledge, there is not presently pending or threatened any proceeding, hearing or investigation with respect to the adoption by any state, county or municipality where a Business Premises is located, of amendments or modifications to existing local or municipal laws, ordinances, regulations or restrictions with respect to such matters which, if adopted, would have a Material Adverse Effect.

            2.15 Insurance Policies. Schedule 2.15 sets forth a complete list of insurance policies and bonds in force covering Fiduciary and/or its properties, operations and personnel. Upon request, each of said policies, together with all records and documents relating to insured losses and claims (other than under any group health or major medical insurance policy) paid or made during the past three years will be made available to Buyer for its review. All such policies are in full force and effect, Fiduciary is not in default with respect to its obligations under such policies, Fiduciary has not received any notice of cancellation of any of such policies, and there is no claim outstanding which could be expected to cause a material increase in Fiduciary's insurance rates. Except as disclosed in

Schedule 2.15, there has been no reservation of rights by any insurance carrier, and to each Principal Stockholder's knowledge no such reservation is threatened, concerning the coverage of any matter required to be disclosed pursuant to this Agreement.

            2.16  Environmental Matters.

                  (a) Except as set forth on Schedule 2.16, neither Fiduciary nor any Principal Stockholder has received any oral or written notice of, nor to any of the Principal Stockholders' knowledge is there any basis for, any violation, citation, claim or complaint relating to the business of Fiduciary or any property now or previously owned or operated by Fiduciary arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Federal Water Pollution Control Act (Clean Water Act), the Clean Air Act, the Powerplant and Industrial Fuel Use Act of 1978, the National Environmental Policy Act (Environmental Impact Statement) and antipollution, waste control and disposal and environmental "cleanup" provisions of similar statutes of any Governmental Authority, and all regulations and standards enacted pursuant thereto and all permits and authorizations issued in connection therewith (collectively, "Environmental Matters"). Schedule 2.16 sets forth all Environmental Matters and all such violations, citations, claims and complaints.

                  (b) Except as set forth in Schedule 2.16, to each of the Principal Stockholders' knowledge no underground tanks are now or have been located at any facility now or previously owned or operated by Fiduciary, and no toxic or hazardous substances have been generated, treated, stored, disposed of on or from or otherwise deposited in or on or allowed to emanate from any such property (irrespective of whether such substances remain at the property or were transferred to or otherwise disposed of off site), including, without limitation, the surface waters and subsurface waters thereof, which may support a claim or cause of action under any federal, state or local environmental statutes, ordinances, regulations or guidelines.

            2.17 Governmental Approvals. Schedule 2.17 contains a listing of all licenses, franchises, permits (including, without limitation, environmental permits) and other governmental authorizations held by Fiduciary or any of its employees. All of such licenses, franchises, permits and governmental authorizations are in full force and effect, and to the Principal Stockholders' knowledge, there is no basis for any governmental body to deny or rescind any such license, franchise, permit or governmental authorization. The business of Fiduciary as presently conducted does not require any other license, franchise, permit or other governmental authorization for Fiduciary or any of its employees from any governmental body, whether federal, state, local or foreign.

            2.18  Taxes.

                  (a)   Definitions.  For purposes of this Section 2.18 and
Article 6 of this Agreement:

                        (i) the term "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto;

                        (ii)  the term "Returns" shall mean, collectively,
(A) all reports, declarations, estimates, returns, information statements and similar documents relating to, or required to be filed in respect of, any Taxes; and (B) any statements, returns, reports or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Code or pursuant to any similar income, excise or other tax provision of federal, territorial, state, local or foreign law; and the term "Return" means any one of the foregoing Returns; and

                        (iii) the term "Taxes" shall mean (A) all taxes measured with respect to net income, gross income or taxable income, and all gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, excise, severance, transfer, documentary, mortgage, registration, stamp, occupation, environmental, premium, property, windfall profits, customs, duties and other taxes, fees, assessments or charges of any kind whatever, together with any interest, penalties and other additions with respect thereto, imposed by any federal, territorial, state, local or foreign government; and (B) any penalties, interest or other additions to tax for the failure to collect, withhold or pay over any of the foregoing, or to accurately file any Return; and the term "Tax" shall mean any one of the foregoing Taxes; provided, however, that when used with reference to a specified person (for example and without limitation, "Taxes of Fiduciary"), the terms "Taxes" and "Tax" shall include only those amounts for which such person is, or could become, liable in whole or part (including, without limitation, any obligation in connection with a duty to collect, withhold or pay over any Tax, any obligation to contribute to the payment of any Taxes determined on a consolidated, combined or unitary basis, any liability as a transferee, or any liability as a result of any express or implied obligation to indemnify or pay the Tax obligations of another person).

                  (b) Returns Filed and Taxes Paid. Except as otherwise set forth in Schedule 2.18: (i) Fiduciary has duly filed or caused to be filed, on or before the due date thereof (taking into account any extensions), with the appropriate taxing authorities, all Returns that it is required to file; (ii) each such Return (including any amendment thereto) is true, correct and complete in all material respects; and (iii) all Taxes of Fiduciary due with respect to, or shown to be due on, each such Return (or amendment) or subsequent assessment with regard thereto, have been timely paid, or an adequate reserve has been established therefor on the Fiduciary Financial Statements. The Principal Stockholders have delivered to Buyer true copies of Fiduciary's federal and state income tax Returns (and amended Returns, revenue agents' reports and other notices from federal or state taxing authorities) for the last four taxable years of Fiduciary.

                  (c) Tax Reserves and Tax Liabilities. The amount of Fiduciary's liability for unpaid Taxes for all periods ending on or before the date of the Fiduciary Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the Fiduciary Financial Statements and the amount of Fiduciary's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of Fiduciary on the Closing Date. Except for Taxes so accrued, no other Taxes of Fiduciary are due or payable with respect to any taxable periods or portions of periods ending on or before the date hereof. Fiduciary has collected or withheld all Taxes that it is required to collect or withhold. Fiduciary is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement, or any other contractual obligation to pay the Tax obligations of another person or to pay the Tax obligations with respect to transactions relating to any other person, except as otherwise set forth in Schedule 2.18.

                  (d) Audit History and Other Proceedings. Fiduciary has not made an election under Treas. Reg. Sec. 301.6241-1T(c)(2)(v)(A) (relating to entity level audit proceedings). Except as set forth in Schedule 2.18:
(i) there are no pending or, to any of the Principal Stockholders' knowledge, threatened (either in writing or verbally, formally or informally) audits, investigations, claims, suits or other proceedings for or relating to any material liability in respect of Taxes; (ii) no material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority; (iii) there are no matters under discussion with any governmental authorities that could result in any additional amount of Taxes; (iv) no extension of a statute of limitations (whether arising by reason of a waiver, claim for refund or otherwise) relating to Taxes or Returns is in effect; and (v) there are no requests for rulings or determinations in respect of Taxes pending with any governmental authority. With regard to taxable periods beginning after 1992, audits of Federal, state and local Returns have been completed by the relevant taxing authorities with regard to the Taxes, jurisdictions and periods set forth in Schedule 2.18.

                  (e) Tax Basis, Attributes and Miscellaneous Elections. Except as otherwise set forth in Schedule 2.18: (i) the net carrying values of all assets of Fiduciary, as reflected on the Fiduciary Financial Statements, are equal in all material respects to the adjusted bases of those assets for Federal income tax purposes; (ii) Fiduciary does not own any real property in the State of New York or any other jurisdiction in which a Tax is imposed upon the transfer of an interest in real property; (iii) any change made in any method of accounting used by Fiduciary for Federal income tax purposes has been approved by the Internal Revenue Service in accordance with
Section 446(e) of the Code; (iv) Fiduciary will not have a "net unrealized built-in loss" (as defined in Section 382(h)(3) of the Code) on the Closing Date; (v) Fiduciary has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code; (vi) Fiduciary has never been a member of any combined, consolidated or unitary group for state income or franchise tax purposes and does not file (and is not required to file) combined, consolidated or unitary Returns for state income or franchise tax purposes; (vii) Fiduciary is not a party to any agreement, arrangement or plan that has resulted or could result in the payment of any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof); (viii) Fiduciary is not subject to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes; and (ix) Fiduciary has fully disclosed on its Federal income tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. Except as otherwise set forth in Schedule 2.1, Fiduciary: (i) does not have any net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383, 384, or the Federal consolidated return regulations; (ii) has not agreed, or is not otherwise required, to make any adjustment or report any income under
Section 481 of the Code after the Closing Date by reason of a change in accounting method or otherwise; (iii) has not been a party to any transaction that could cease to be a "reorganization" (as defined in Section 168 of the Code) as a result of the transactions contemplated by this Agreement; (iv) has not made, or is not required to make (or take any action that could result in), an election or deemed election under Section 338 of the Code; (v) has not made an election, or is not otherwise required, to treat any asset of Fiduciary as owned by another person pursuant to the so-called "safe harbor lease" provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981; (vi) does not have any asset that directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code; (vii) does not have any asset that is "tax-exempt use property" as defined in Section 168(h) of the Code;
(viii) does not have any asset that is subject to a lease, other than a "true" lease for Federal income tax purposes; and (ix) has not made (or given) any of the foregoing elections (or consents) or is not required to apply any rules similar to the foregoing under any provisions of territorial, state, local or foreign income tax law. Accurately set forth in Schedule
2.18 is: (i) a list of all states, territories and jurisdictions (whether foreign or domestic) to which any Tax is properly payable by Fiduciary; and
(ii) a complete schedule of the amount of any net operating loss, net capital loss, unused investment or other credits, unused foreign tax credits, and excess charitable contributions. The transactions contemplated by this Agreement are not subject to the withholding provisions of Section 3406 of the Code, or of subchapter A of Chapter 3 of the Code, or of any similar provision of territorial, state, local or foreign tax law.

            2.19  Subsidiaries and Investments.  Except as disclosed on
Schedule 2.19, Fiduciary does not own, and in the last five (5) years has not owned, any subsidiary or any equity or debt security of, or other material economic interest in, any other corporation, partnership, joint venture or other business enterprise.

            2.20 Corporate Minutes and Stock Transfer Records. The Principal Stockholders have furnished to Buyer for review the corporate minutes of Fiduciary, which are current and complete and which contain an accurate record of all actions taken by the Board of Directors and Stockholders of Fiduciary. The Principal Stockholders have furnished to Buyer for review the stock certificate books of Fiduciary, which are current, complete and correct and which accurately reflect all transactions involving equity securities of Fiduciary.

            2.21  Transactions With Affiliates.  Except as disclosed on
Schedule 2.21, no Seller and no officer or director of Fiduciary, will immediately prior to or immediately after the Closing Date (a) have any direct or indirect interest, except through ownership of less than two percent (2%) of the outstanding securities of corporations listed on a national securities exchange or registered under the Securities Exchange Act of 1934, in any entity which does business with Fiduciary or is competitive with its business or any property, asset or right which is used by Fiduciary in the conduct of such business or (b) be a party to any transaction with Fiduciary relating to any aspect of its business, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing or services, by, (ii) providing for lease, management, rental or purchase or real or personal property to or from, or (iii) otherwise requiring payments to (other than for services as employees, officers or directors) any such person, any member of the immediate family of any such person or any corporation, partnership, trust or other entity in which any such person has a substantial interest or is an officer, director, trustee or partner. Except as disclosed on Schedule 2.21, no employee of Fiduciary is presently a party, directly or indirectly, to any transaction with Fiduciary (other than as an employee) relating to any aspect of its business requiring payments by Fiduciary in excess of $500 within any twelve-month period.

            2.22 No Broker. No person has acted in the capacity of broker or finder on behalf of any Principal Stockholder or Fiduciary (a) to bring about the negotiation or consummation of this Agreement, the Merger or the sale of any of the Fiduciary Shares, or (b) in connection with any prior transaction involving a sale of a material portion of Fiduciary's assets or Fiduciary's stock, whether directly, by merger or otherwise.

            2.23 Accuracy of Statements. Neither this Agreement nor any Schedule hereto nor any certificate furnished by Fiduciary, or any Principal Stockholder to Buyer in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                ARTICLE 3

                 Representations and Warranties of Buyer

            Buyer hereby represents and warrants to the Sellers as follows:

            3.1 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

            3.2 Capitalization of Buyer, Merger Sub. The authorized capital stock of Buyer consists of (i) 10,000,000 shares of Unified Common Stock and
(ii) 1,000,000 shares of preferred stock, $0.01 par value, of Buyer ("Unified Preferred Stock"). As of June 30, 1998, 1,425,133 shares of Unified Common Stock were issued and outstanding. As of the date hereof, Buyer has designated 10,000 shares of Unified Preferred Stock as "Series A 8% Cumulative Preferred Stock," of which no shares are issued and outstanding, 10,000 shares of Unified Preferred Stock as "Series B 8% Cumulative Preferred Stock," of which no shares are issued and outstanding, and 2,100 shares of Unified Preferred Stock as "Series C 6.75% Cumulative Convertible Preferred Stock," of which 2,100 shares are issued and outstanding (the "Series C Preferred Stock"). As of June 30, 1998, Buyer has reserved (i) 56,981 shares of Unified Common Stock for issuance pursuant to a private placement, (ii) 11,000 shares of Unified Common Stock for issuance upon the acquisition of Estate Management and (iii) 1,500,000 shares of Unified Common Stock for issuance pursuant to the Unified Financial Services, Inc. 1998 Stock Incentive Plan. Each share of Series C Preferred Stock presently is convertible into 135 shares of Common Stock. Prior to the Effective Time, additional shares of Unified Common Stock may be issued upon the conversion by Buyer of its Series C Preferred Stock upon the exercise of the conversion rights with respect thereto. Buyer continually evaluates possible acquisitions and may prior to the Closing Date enter into one or more agreements providing for, and may consummate, the acquisition by it of another company (or the assets thereof) for consideration that may include capital stock of Buyer. In addition, prior to the Closing Date, Buyer may, depending on market conditions and other factors, otherwise determine to issue equity, equity-linked or other securities for financing purposes or to repurchase shares of its outstanding capital stock. All of the present (and to be) issued and outstanding shares of Unified Common Stock are (and will
be) validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of Buyer. Prior to Closing Buyer shall take all appropriate action to cause Merger Sub to approve and consummate the Merger in accordance with the terms and subject to the conditions in this Agreement.

            3.3   Authorization.

                  (a) Buyer has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Merger and other transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer. Subject to the receipt of such approvals of regulatory authorities as may be required by statute or regulation, this Agreement is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

                  (b) Neither the execution, delivery and performance by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of (x) its Certificate of Incorporation or Bylaws, or
(y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party or by which it may be bound, or to which Buyer or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 3.3, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets, other than violations, conflicts, breaches, defaults, terminations, accelerations or liens which would not have a material adverse effect on Buyer and its subsidiaries, taken as a whole.

                  (c) Other than in connection with or in compliance with the provisions of federal securities laws, the securities or blue sky laws of the various states or any required approvals of any other Regulatory Authority, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

            3.4 Buyer Financial Statements. The consolidated balance sheet of Buyer and its subsidiaries as of December 31, 1997 and 1996 and related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended
December 31, 1997, together with the notes thereto, audited by Larry E. Nunn Associates, L.L.C. (collectively, the "Unified Financial Statements"), have been prepared in accordance with generally accepted accounting principles, present fairly the consolidated financial position of Buyer and its subsidiaries at the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of Buyer and its subsidiaries for the periods stated therein and are derived from the books and records of Buyer and its subsidiaries, which are complete and accurate in all material respects and have been maintained in accordance with good business practices. Neither Buyer nor any of its subsidiaries has any material contingent liabilities that are not described in the Unified Financial Statements.

            3.5 Material Adverse Change. Since December 31, 1997, there has been no material adverse change to the financial position or results of operation of Buyer and its subsidiaries, taken as a whole.

            3.6 Legal Proceedings or Other Adverse Facts. Except as otherwise disclosed in the Unified Financial Statements, neither Buyer nor any of its subsidiaries is a party to any pending or, to the best knowledge of Buyer, threatened claim, action, suit, investigation or proceed-ing, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on Buyer and its subsidiaries, taken as a whole.

            3.7 Brokers and Finders. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated hereby.

            3.8 Accuracy of Information. The statements contained in this Agreement, the Schedules and in any other written document executed and delivered by or on behalf of Buyer pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained herein or therein not misleading.

                                ARTICLE 4

                   TRANSFER LIMITATIONS AND COVENANTS

            4.1 Securities Subject to Article 4. For the purposes of this Agreement, the term "Securities" shall mean all shares of Unified Common Stock issued pursuant to the Merger and all equity securities (including debt obligations) of Buyer (or any successor corporation) received in exchange for or in respect of such Unified Common Stock (whether by reason of a stock split, stock dividend, combination of shares, recapitalization, reclassification, merger, consolidation, corporate reorganization or otherwise).

            4.2 Restriction on Transfer. From and after the Closing Date, neither the Securities nor any interest therein shall be transferable except upon satisfaction of the relevant conditions specified in Section 4.4 of this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), in respect of the transfer of any of the Securities or any interest therein. Each of the Sellers shall cause any proposed transferee of the Securities (or of any interest therein) to take and hold such Securities (or any interest therein) subject to the provisions and upon the conditions specified in
Article 4 of this Agreement.

            4.3 Restrictive Legend. Each certificate for the Securities issued to the Sellers or to a subsequent transferee shall (unless otherwise permitted by the provisions of Section 8.4) include a legend in boldface, 12 point (or larger) print in substantially the following form:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT RELATING TO THE SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT, (ii) RULE 144 UNDER SUCH ACT, OR (iii) AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, TRANSFER, HYPOTHECATION OR OTHER ASSIGNMENT IS IN COMPLIANCE WITH THE PROVISIONS OF SUCH ACT.

            4.4 Notice of Proposed Transfers. Not less than five days prior to any proposed transfer of any Securities bearing the restrictive legend set forth in Section 4.3 or any interest therein, the holder thereof shall give written notice to Buyer of such holder's intention to effect such transfer, setting forth the manner and circumstances of the proposed transfer in reasonable detail. Any such proposed transfer which is not made pursuant to a registration statement filed under the Securities Act may be effected only if Buyer shall have received such notice of transfer accompanied by (a) an opinion of counsel, reasonably satisfactory to Buyer, to the effect that the proposed transfer of such Securities or such interest therein may be effected without registration of such Securities under the Securities Act (except that such an opinion shall not be required for transfers pursuant to Rule 144 of the Securities Act), and (b) such representation letters are in form and substance satisfactory to Buyer to the extent required by the provisions of the Securities Act. In addition, if in the opinion of counsel, reasonably satisfactory to Buyer, subsequent transfers of such Securities will not require registration under the Securities Act, Buyer will promptly after such contemplated transfer deliver new certificates for such Securities that do not bear the legend set forth in Section 4.3 above. If the foregoing conditions entitling the holder to effect a proposed transfer of such Securities without registration have not been satisfied, the holder in each case will not transfer the Securities proposed to be transferred. Buyer shall make a notation in its stock records to the effect that the Securities are subject to the provisions of this Agreement. Each certificate evidencing the Securities transferred as above provided shall bear the appropriate legend set forth in Section 4.3, and each agreement purporting to transfer any interest in any of the Securities shall contain a provision setting forth a similar legend, except that such certificate or agreement shall not bear such legend if the opinion of counsel, reasonably satisfactory to Buyer, is to the further effect that neither such legend nor the restriction on transfer in this Section 4.4 are required in order to ensure compliance with the provisions of the Securities Act. Notwithstanding the foregoing, the restrictions imposed by this Section 4.4 upon the transferability of any particular Securities shall cease and terminate when such Securities have been sold pursuant to an effective registration statement under the Securities Act (or any similar or successor provision then in force). The holder of any Securities as to which such restrictions shall have terminated shall be entitled to receive from Buyer, without expense, a new certificate of the same type but not bearing the restrictive legend set forth above and not containing any other reference to the restrictions imposed by this
Section 4.4.

            4.5   Investment Representations.

            (a) By executing this Agreement, each of the Sellers hereby severally confirms that the Securities to be received by such Seller in connection with this Agreement will be acquired for investment for its or his own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it or he has no present intention of selling, granting participation in, or otherwise distributing the same.
By executing this Agreement, each of the Sellers represents that it or he does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person, or to any third person, with respect to any of the Securities.

            (b) Each of the Sellers understands that the Securities have not been registered under the Securities Act in reliance upon an exemption or exemptions from registration under the Securities Act, including Section 4(2) thereof and/or Rule 506 promulgated thereunder, and that Buyer's reliance on such exemptions is predicated upon such Seller's representations set forth herein. Each of the Sellers realizes that the basis for the exemptions may not be present if, notwithstanding such representations, such Seller has a present intention of acquiring the Securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Each of the Sellers represents that it does not have any such intention.

            (c) Each of the Sellers hereby represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment. Each of the Sellers further represents that it has had, during the course of the transaction and prior to its execution of this Agreement, the opportunity to ask questions of, and receive answers from, Buyer concerning the terms and conditions of the issuance of the Securities and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Seller or to which it had access.

            (d) Each of the Sellers hereby represents that its or his principal office or residence, as the case may be, is located at the address set forth in Section 13.1 hereof.

                                ARTICLE 5

            Covenants Relating to Fiduciary And Competition.

            5.1 Conduct of Business by Fiduciary. From the date hereof to the Closing Date, except for transactions which are expressly approved in writing by Buyer or contemplated by this Agreement, Fiduciary shall, and each of the Principal Stockholders shall cause Fiduciary to, refrain from:

                  (a) subjecting any of its assets and properties, tangible or intangible, to any lien of any kind, exclusive of liens arising as a matter of law in the ordinary course of business as to which there is no known default;

                  (b) except for sale or disposal of worn out and obsolete fixed assets in the ordinary course of business, selling, assigning, transferring or otherwise disposing of any of Fiduciary's assets and properties;

                  (c) declaring or paying any dividend, whether in cash or other property, or effecting or permitting any other distribution of any kind on or with respect to any of the capital stock of Fiduciary;

                  (d) amending the Certificate of Incorporation or Bylaws of Fiduciary;

                  (e) authorizing, issuing or selling any equity or debt securities of Fiduciary, or granting any option, warrant or other right exercisable for or convertible into any such security;

                  (f) purchasing or otherwise acquiring any partnership or membership interests, equity or debt securities or other indebtedness of any partnership, limited liability company, corporation or other person;

                  (g) increasing or enhancing the compensation or benefits payable to any employee of Fiduciary, except for regularly scheduled wage adjustments to hourly employees in amounts consistent with past practice;

                  (h) borrowing money or increasing existing indebtedness by any amount, or incurring any other liability or obligation outside of the ordinary course of business; and/or

                  (i) taking or permitting any other action that, if taken or permitted immediately prior to the execution of this Agreement, would constitute a breach of or an exception to the representations and warranties in Section 2.6 hereof.

            5.2 Affirmative Covenants Relating to Fiduciary. From the date hereof to the Closing Date, each of the Principal Stockholders shall cause Fiduciary to:

                  (a) maintain Fiduciary's properties and activities insured in amounts and with coverage at least as great as the amounts and coverage in effect on the date of this Agreement;

                  (b) maintain Fiduciary's properties in good repair, order and condition, reasonable wear and tear excepted, and use its best efforts to preserve Fiduciary's possession and control of all of its assets and properties;

                  (c) maintain the books, accounts and records of Fiduciary in a diligent manner and using procedures consistent with past practice;

                  (d) allow, at all reasonable times upon reasonable notice, Buyer and its employees, attorneys, auditors, accountants and other authorized representatives and its lenders, to have access to Fiduciary's books, records and monthly and audited financial statements, and (following notification to the Principal Stockholders) to contact key customers of Fiduciary in order that Buyer and its lenders may have full opportunity to make such investigation as they may desire of the business of Fiduciary;

                  (e) comply with all applicable laws, rules, regulations and ordinances relating to Fiduciary or to the conduct of its business, and conduct Fiduciary's business in such a manner so that on the Closing Date the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date, except for changes permitted or contemplated by the terms of this Agreement;

                  (f) provide Buyer with prompt written notice of (i) any adverse change in the assets, operations, liabilities, earnings, prospects, business or condition (financial or otherwise) of Fiduciary, and (ii) any variances from the representations and warranties contained in Article 2; and

                  (g) operate its business only in the ordinary course (including, without limitation, the collection of receivables and payment of payables) and use its best efforts to preserve its business organization intact, including the services of its present officers and the goodwill of its suppliers, customers and others having business relations with Fiduciary.

            5.3 Consents and Closing Conditions. Each of the Principal Stockholders, Hickox and Fiduciary shall use their best efforts (a) to obtain such consents from third parties and to take other actions as may be appropriate in order to fulfill the closing conditions contained in this Agreement that are reasonably within such party's control, and (b) to cause the representations and warranties in Article 2 to be true and correct on and as of the Closing Date.

            5.4 Discharge of Related Party Debts. The Principal Stockholders shall cause to be canceled or satisfied, in a manner that results in no federal income tax to Fiduciary, all intercompany debts and obligations owed by Fiduciary to AFS or any affiliate of AFS (excluding EMCO Estate Management Company, Inc. as an affiliate solely for this purpose) ("Related Party Debt"). If any Related Party Debt is satisfied (as opposed to being canceled) after June 20, 1998, AFS shall make a capital contribution of cash to Fiduciary prior to the Closing Date in an amount equal to any payments made in satisfaction of the Related Party Debt.

            5.5 Non-Competition. As an inducement to the Buyer to complete the transactions contemplated by this Agreement, Orben covenants and agrees as follows:

                  (a) Non-Compete Agreement. During the period beginning as of the Closing Date and ending on the fifth anniversary of the Closing Date (the "Restricted Period"), Orben shall not, without prior written approval of the Board of Directors of Buyer, become an officer, employee, agent, partner or director of any business enterprise in substantial direct competition with Buyer or any subsidiary or affiliate of Buyer ("Buyer's Group"). For purposes of

Section 5.5, a business enterprise with which Orben becomes associated as an officer, employee, agent, partner or director shall be considered in substantial direct competition if, during the Restricted Period, such entity competes with Buyer's Group in any business in which Buyer's Group is engaged (at any time during the Restricted Period) and is within Buyer's market area (as defined herein). Buyer's market area is defined for this purpose, as those states in which reside customers of Buyer's Group at any time during the Restricted Period. In the event any court shall determine that such area where competition is prohibited or the time period during which competition is prohibited is overbroad, then the area or time where such competition is prohibited shall be reduced appropriately as the court may determine is necessary to make this Section 5.5 enforceable.

                  (b) Non-Solicitation of Employees. During the Restricted Period, Orben shall not, either directly or indirectly, approach or solicit any employee of Buyer's Group with a view towards enticing such employee to leave the employ of Buyer's Group to work for Orben or any other person.

                  (c) Non-Solicitation of Customers. During the Restricted Period, Orben shall not, either directly or indirectly, approach or solicit any past or existing customers (including all persons who become customers during the Restricted Period) with a view towards diverting or attempting to divert from any business that Buyer's Group has enjoyed, to Orben or to any other person who or which is competitive with Buyer's Group.

                  (d) Confidential Information. Orben shall hold in a fiduciary capacity for the benefit of Buyer all secret or confidential information, knowledge or data relating to Buyer, or any of its subsidiaries or affiliates, obtained by Orben before or during the Restricted Period and which shall not be or become public knowledge (other than by acts by Orben or representatives of Orben in violation of this Agreement). After termination of the Restricted Period, Orben shall not, without the prior written consent of Buyer, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Buyer and those designated by it.

                                ARTICLE 6

                     Covenants Regarding Tax Matters

            6.1 Returns and Payment of Taxes. Fiduciary shall prepare and timely file or cause to be prepared and timely filed all Returns and amendments thereto required to be filed by Fiduciary on or before the Closing Date (taking into account any extensions); such Returns shall be true, correct and complete in all material respects. Buyer shall have a reasonable opportunity to review all such Returns and amendments thereto prior to the filing thereof. Fiduciary shall pay and discharge all Taxes shown to be due on such Returns before the same shall become delinquent and before penalties accrue thereon. Fiduciary shall prepare and timely file or cause to be prepared and timely filed with the appropriate taxing authorities any Returns of Tax which are due after the Closing Date (including Fiduciary's Federal income tax Return for the period that includes the Closing Date) with respect to periods ending on or before the Closing Date; such Returns shall be true, correct and complete in all material respects, and all Taxes shown to be due thereon will be timely paid in full by Fiduciary. In order appropriately to apportion Taxes attributable to a period that includes (but that would not, but for this Section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of Fiduciary, and such period shall be treated as a "Pre-Closing Partial Period" for purposes of this Agreement.

            6.2 Elections and Settlements. Except with the prior written consent of Buyer, prior to the Closing Fiduciary shall not, and each Principal Stockholder shall cause Fiduciary not to, make or change any election, change any annual tax accounting period, adopt or change any tax accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission may have the effect of increasing, directly or indirectly, the Taxes of Fiduciary, Buyer or any affiliate of Buyer.

            6.3 Post-Closing Audits and Other Proceedings. From and after the Closing Date, Buyer shall give prompt notice to the Principal Stockholders of any proposed adjustment to Taxes for periods that end on or prior to the Closing Date or that include the Closing Date. The parties hereto acknowledge that Fiduciary shall control the conduct of any audit or other proceeding involving Fiduciary for such periods, and shall keep the Sellers reasonably informed of the progress thereof. Each of the Principal Stockholders shall cooperate with Fiduciary in the conduct of any audit or other proceeding and may participate at her or its own expense.

                                ARTICLE 7

                           Covenants of Buyer

      Buyer shall use its best efforts (a) to obtain such consents from third parties and to take other actions as may be required in order to fulfill the closing conditions contained in this Agreement that are reasonably within its control, and (b) to cause the representations and warranties in Article 3 to be true and correct on and as of the Closing Date.

                                ARTICLE 8

                      Buyer's Conditions to Closing

            The obligation of Buyer to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment to Buyer's satisfaction of each of the following conditions:

            8.1 Continued Truth of Warranties. The representations and warranties of each of the Sellers and Fiduciary contained herein shall be true on and as of the Closing Date with the same force and effect as though made as of such date, except to the extent events occurring and facts discerned after the date of this Agreement require additional disclosures to ensure the accuracy of such representations and warranties, and subject in all events to Sections 8.3 and 8.5.

            8.2 Performance of Covenants. Each of the Sellers and Fiduciary shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by it or them on or prior to the Closing Date.

            8.3 No Material Adverse Change. There shall have been no material adverse change to the properties, operations, liabilities, earnings, prospects, business or condition (financial or otherwise) of Fiduciary since December 31, 1997.

            8.4 Permits and Consents. Each of the Principal Stockholders and Fiduciary shall have secured all appropriate orders, consents, approvals and clearances, in form and substance satisfactory to the Buyer, by and from all regulatory agencies and other governmental authorities and agencies, whose order, consent and approval or clearance is required by contract or law for the consummation of the Merger and other transactions herein contemplated, and from all third parties to the contracts designated on Schedule 2.9 as a condition to the Buyer's obligation to consummate the Merger.

            8.5 Full Investigation. Buyer and its employees, attorneys, accountants and other agents shall have been permitted to conduct a full investigation of the books, records, assets, liabilities, operations, prospects, business and condition of Fiduciary, including attorneys' audit response letters, and environmental assessments of Fiduciary's facilities and business if Buyer deems it appropriate to obtain the same, and Buyer shall not have discovered any event, circumstance or set of facts which could reasonably be expected to constitute or lead to a Material Adverse Effect and that is not accurately disclosed in the Fiduciary Financial Statements or the Schedules to this Agreement. The completion of such investigation by Buyer shall not be deemed to be a waiver by Buyer of any claim of Buyer for a breach of representation or warranty of any of the Sellers or Fiduciary.

            8.6 Closing Documents. Each of the Sellers shall have delivered all documents required to be delivered by such Seller at Closing, as more specifically set forth in Article 10 of this Agreement, in each case in form and substance reasonably satisfactory to Buyer.

                                ARTICLE 9

                    Fiduciary's Conditions to Closing

            The obligation of Fiduciary to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment to Fiduciary's satisfaction of the following conditions:

            9.1 Continued Truth of Warranties. The representations and warranties of Buyer herein contained shall be true on and as of the Closing Date with the same force and effect as though made as of such date, except to the extent events occurring and facts discerned after the date of this Agreement require additional disclosures to ensure the accuracy of such representations and warranties.

            9.2 Performance of Covenants. Buyer shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

            9.3 Closing Documents. Buyer shall have delivered all documents required to be delivered by Buyer at Closing, as more specifically set forth in Article 10 hereof, in each case in form and substance reasonably satisfactory to Sellers.

            9.4 Permits and Consents. Buyer shall have secured all appropriate orders, consents, approvals and clearances, in form and substance reasonably satisfactory to the Principal Stockholders by and from all regulatory agencies and other governmental authorities and agencies whose order, consent, approval or clearance is required by contract or law for the consummation of the transactions herein contemplated, and all third parties to the contracts designated on Schedule 2.9 as a condition to the Sellers' obligation to close.

                               ARTICLE 10

                  Documents to be Delivered at Closing

            10.1  Documents to be Delivered by Sellers.  At the Closing:

                  (a) the Sellers shall execute and deliver to Buyer the original certificates for all of the Fiduciary Shares, together with a written notice of exercise of the Cash Option or Securities Option and with stock transfer powers duly executed by AFS and Hickox and satisfactory to Buyer, transferring to Buyer good and marketable title to the Fiduciary Shares free and clear of all liens, claims, encumbrances and transfer restrictions whatever;

                  (b) the Principal Stockholders shall deliver to Buyer a certificate of incumbency and copy of the resolutions adopted by the Board of Directors of AFS, authorizing the execution and delivery of this Agreement, duly certified as of the Closing Date by the Secretary or an Assistant Secretary of AFS;

                  (c) the Principal Stockholders shall deliver to Buyer certificates of good standing or their equivalent, each dated not more than ten days prior to the Closing Date, attesting to the good standing of AFS and Fiduciary as corporations under the laws of the State of Delaware and as a foreign corporation under the laws of each jurisdiction set forth on Schedule 2.1.

                  (d) to the extent any consents or approvals shall be necessary to any of the transactions herein contemplated, or to the effective transfer of the Fiduciary Shares, the Principal Stockholder shall deliver to Buyer copies of all such consents or approvals as obtained by them;

                  (e) the Principal Stockholders shall deliver to Buyer (A) the Certificate of Incorporation, as amended, of Fiduciary, certified by the Secretary of State of the State of Delaware as of a date not more than ten days prior to the Closing Date, and (B) the Bylaws, as amended, of Fiduciary, certified as of the Closing Date by the Secretary or an Assistant Secretary;

                  (f) the Principal Stockholders shall deliver to Buyer the resignations of the directors of Fiduciary and such officers of Fiduciary as Buyer shall request; and

                  (g) the Principal Stockholders shall deliver to Buyer the original corporate minute books, stock transfer books and corporate seal of Fiduciary.

            10.2 Documents to be Delivered by Buyer. At the Closing, Buyer shall:

                  (a) deliver to Sellers a certificate of incumbency and copy of the resolutions adopted by the Board of Directors of Buyer, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, duly certified as of the Closing Date by the Secretary of Buyer;

                  (b) deliver to Sellers a certificate of good standing or its equivalent, dated not more than ten days prior to the Closing Date, attesting to the good standing of Buyer as a corporation under the laws of the State of Delaware;

                  (c) to the extent any consents or approvals shall be necessary to any of the transactions herein contemplated, or to the effective transfer of the Fiduciary Shares to Buyer, deliver to Sellers copies of all such consents or approvals as obtained by Buyer;

                  (d) deliver to holders of Fiduciary Shares the Merger Consideration as contemplated in Section 1.8.

                               ARTICLE 11

                      Survival and Indemnification

            11.1 Survival; Knowledge. The representations, warranties, covenants and agreements set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby notwithstanding any examination made for or on behalf of any party. For the purposes of this Agreement, the term "knowledge" (or words of similar import) of any party shall mean the actual present knowledge of such party after inquiry of each other person known to such party to be in possession of, or in a position to be aware of, information relating to the matter in question.

            11.2  General Indemnification.

                  (a) By Principal Stockholders. By execution of this Agreement, the Principal Stockholders jointly and severally agree to indemnify the Buyer and Fiduciary and their respective successors and assigns and hold them harmless against and in respect of:

                        (i) any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by any of them incident to, arising in connection with or resulting from any misrepresentation, breach, nonperformance or inaccuracy of any representation, warranty or covenant by any of the Principal Stockholders or Fiduciary made or contained in this Agreement or in any Exhibit, Schedule, certificate or other document executed and delivered to Buyer by or on behalf of any of the Principal Stockholders or Fiduciary under or pursuant to this Agreement or the transactions contemplated herein;

                        (ii) any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by them incident to, arising in connection with or resulting from any failure of AFS to properly distribute the Merger Consideration among its stockholders;

                        (iii) any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by any of them incident to, arising in connection with or resulting from any liability or obligation of Fiduciary of any kind, whether existing, fixed, contingent upon future events, vested, funded, unfunded or otherwise, which is not either (A) fully covered by insurance purchased at the expense of Fiduciary, or (B) fully reflected in the liabilities of Fiduciary on the Fiduciary Financial Statements; and

                        (iv) any and all costs, expenses and all other actual damages incurred by any of them in claiming, contesting or remedying any breach, misrepresentation, non-performance or inaccuracy of any of the Principal Stockholders and Fiduciary described above, including, by way of illustration and not limitation, all legal and accounting fees, other professional expenses and all filing fees and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims which, if successfully prosecuted, would have resulted in Damages (as defined herein).

                  (b) By Buyer. By execution of this Agreement, and subject to Sections 11.4 and 11.5 below, Buyer agrees to indemnify each Principal Stockholder and his or its heirs, personal representatives, successors and/or assigns and hold them harmless against and in respect of:

                        (i) any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by any of them incident to, arising in connection with or resulting from any misrepresentation, breach, non-performance or inaccuracy of any representation, warranty or covenant by the Buyer made or contained in this Agreement or in any Exhibit, Schedule, certificate or document executed and delivered by or on behalf of Buyer under or pursuant to this Agreement or the transactions contemplated herein; and

                        (ii) any and all costs, expenses and all other actual damages incurred by any of the Principal Stockholders in claiming, contesting or remedying any breach, misrepresentation, non-performance or inaccuracy of Buyer described above, including, by way of illustration and not limitation, all legal and accounting fees, other professional expenses and all filing fees and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims which, if successfully prosecuted, would have resulted in Damages (as defined herein).

                  (c)   Damages.  Any and all of the items set forth in
Section 11.2(a), (b) or (c) for which a party is entitled to be indemnified hereunder are collectively called "Damages."

            11.3  Notice of, and Procedures for, Collecting Indemnification.

                  (a) Initial Claim Notice. When a party becomes aware of a situation which may result in Damages for which it would be entitled to be indemnified hereunder, such party (the "Indemnitee") shall submit a written notice (the "Initial Claim Notice") to the other party (the "Indemnitor") to such effect with reasonable promptness after it first becomes aware of such matter and shall furnish the Indemnitor with such information as it has available demonstrating its right or possible right to receive indemnity. If the potential claim is predicated on, or later results in, the filing by a third party of any action at law or in equity (a "Third Party Claim"), the Indemnitee shall provide the Indemnitor with a supplemental Initial Claim Notice not later than ten (10) days prior to the date on which a responsive pleading must be filed, and shall also furnish a copy of such claim (if made in writing) and of all documents received from the third party in support of such claim. Each Initial Claim Notice shall name, when known, the person or persons making the assertions which are the basis for such claim. Failure by the Indemnitee to deliver an Initial Claim Notice or an update thereof in a timely manner or otherwise in the manner described herein shall not relieve the Indemnitor of any of its obligations under this Agreement except to the extent that the Indemnitor can demonstrate actual monetary prejudice resulting from such delay.

                  (b) Rights of Indemnitor. If, prior to the expiration of thirty (30) days from the mailing of an Initial Claim Notice (the "Claim Answer Period"), the Indemnitor shall request in writing that such claim not be paid, the same shall not be paid, and the Indemnitor shall settle, compromise or litigate in good faith such claim, and employ attorneys of its choice to do so; provided, however, that Indemnitee shall not be required to refrain from paying any claim which has matured by court judgment or decree, unless appeal is taken therefrom and proper appeal bond posted by the Indemnitor, nor shall it be required to refrain from paying any claim where such action would result in the foreclosure of a lien upon any of its assets or a default in a lease or other contract except a lease or other contract which is the subject of the dispute. If the Indemnitor elects to settle, compromise or litigate such claim, all reasonable expenses, including but not limited to all amounts paid in settlement or to satisfy judgments or awards and reasonable attorney's fees and costs, incurred by the Indemnitor in settling, compromising or litigating such claim shall be secured to the reasonable satisfaction of Indemnitee. Indemnitee shall cooperate fully to make available to the Indemnitor and its attorneys, representatives and agents, all pertinent information under its control. Indemnitee shall have the right to elect to settle or compromise all other contested claims with respect to which the Indemnitor has not, within the Claim Answer Period, acknowledged in writing (i) liability therefor (should such claim, to the extent Indemnitor is ultimately determined to be liable for such indemnification under this Agreement, ultimately be resolved against Indemnitee), and (ii) its election to assume full responsibility for the settlement, compromise, litigation and payment of such claim.

                  (c) Final Claims Statement. At such time as Damages for which the Indemnitor is liable hereunder are incurred by Indemnitee by actual payment thereof or by entry of a final judgment, Indemnitee shall forward a Final Claims Statement to the Indemnitor setting forth the amount of such Damages in reasonable detail on an itemized basis. All amounts reflected on each Final Claims Statement shall be paid promptly by Indemnitor to Indemnitee.

            11.4  Time Limits.  Any claim for indemnification under this
Article 11 for Damages must be made in writing to the Indemnitor no later than the fifth anniversary of the Closing Date, except only as follows:

                  (a) any Indemnitee may bring a claim against any Principal Stockholder for indemnification for Damages attributable to a breach of a representation or warranty (i) in Section 2.1, 2.2, 2.3, 2.4, 2.22, 2.23 and the second sentence of Section 2.7, at any time after the Closing Date, and (ii) in Section 2.19, at any time within the period ending thirty (30) days after expiration of the applicable statute of limitations covering the Tax with respect to which indemnification is sought; and

                  (b) any Indemnitee may bring a claim against the Buyer for indemnification for Damages attributable to a breach of a representation or warranty in Section 3.1, 3.2 or 3.4, at any time after the Closing Date.

            11.5 Limits on Amounts. The Principal Stockholders, on the one hand, and the Buyer, on the other hand, shall not be liable under this
Article 11 for Damages until such time as the Indemnitee has sustained otherwise indemnifiable Damages under this Agreement totaling Ten Thousand Dollars ($10,000) (the "Indemnity Basket"); provided that any representation or warranty in Article 2 that would be breached but for a qualification by "Material Adverse Effect," "material" or any similar term shall be treated as otherwise indemnifiable Damages for purposes of computing the Indemnity Basket. The Principal Stockholders, on the one hand, and the Buyer, on the other hand, shall not be liable under this Article 11 for Damages which, together with all other indemnifiable Damages under this Agreement, exceed an amount equal to the One Million seven Hundred Two Thousand Dollars ($1,702,000) (the "Indemnity Cap"). Notwithstanding the foregoing, the Indemnity Basket and Indemnity Cap shall not apply to:

                  (a) claims by the Buyer for indemnification for Damages attributable to a breach of a representation or warranty in Sections 2.1, 2.2, 2.3, 2.4, 2.22, 2.23 or the second sentence of Section 2.7; and

                  (b) claims by the Principal Stockholders for indemnification for Damages attributable to a misrepresentation or breach of warranty in Section 3.1, 3.2 or 3.4.

            11.6 Sole Remedy. The parties to this Agreement acknowledge that the provisions of this Article 11 shall constitute the sole legal remedy of any party hereto against any other party hereto with respect to the sale of the Fiduciary Shares by the Sellers to the Buyer on the terms set forth in this Agreement, any representations made in connection with such sale, and any obligations or liabilities of the Company attributable to periods prior to the Closing, provided that this Section 11.6 shall not affect the right of any party to seek specific performance, injunctive or other equitable relief with respect to a violation of this Agreement.

                               ARTICLE 12

                        Termination of Agreement

      12.1 Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

            (a)   by mutual written consent of the Buyer and Fiduciary;

            (b)   upon written notice from the Buyer to Fiduciary if either
(i) any of the conditions precedent to the Buyer's obligations hereunder shall have become incapable of fulfillment through no fault of the Buyer, or
(ii) Fiduciary or any Seller is in breach of any representation, warranty or covenant of such party in this Agreement, which breach has continued for ten
(10) days after delivery of written notice to such party specifying such breach;

            (c)   upon written notice from Fiduciary to the Buyer if either
(i) any of the conditions precedent to Fiduciary's obligations hereunder shall have become incapable of fulfillment through no fault of Fiduciary or any Seller, or (ii) Buyer is in breach of any representation, warranty or covenant of Buyer in this Agreement, which breach has continued for ten (10) days after delivery of written notice to Buyer specifying such breach; or

            (d) upon written notice from any party to the other parties hereto if the Closing does not occur by August 30, 1998 (unless the failure to consummate the purchase and sale of the Fiduciary Shares by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement or any affiliate thereof).

Any such written notice shall state the grounds for termination asserted by the party delivering such notice of termination.

      12.2 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Section 12.1, then this Agreement shall become null and void and of no effect, except for the provisions of this Article 12 and Article 13 (relating to, among other things, notices, contract construction and effect and expenses); provided, however, that such termination shall not affect the right of any party to bring an action against another party for a breach occurring prior to the termination or for a wrongful termination.

                               ARTICLE 13

                              Miscellaneous

            13.1 Notices. Any notices or other communications required or permitted hereunder (including, by way of illustration and not limitation, any notice permitted or required under Article 11 hereof) to any party hereto shall be sufficiently given if delivered in person or sent by certified or registered mail, postage prepaid, addressed as follows:


            In the case of Buyer or (after Closing) Fiduciary, to:

                  Unified Financial Services, Inc.
                  1104 Buttonwood
                  Lexington, Kentucky 40515
                  Attention: Mr. Timothy L. Ashburn

            With a copy to:

                  Thompson Coburn
                  One Mercantile Center
                  St. Louis, Missouri  63101
                  Attention:  Charles H. Binger
                  (314) 552-7012 (fax)

            In the case of the Principal Stockholders to:

                  Associated Family Services, Inc.
                  The Bar Association Building
                  36 West 44th Street, Suite 1310
                  New York, New York 10036

            and also to:

                  Jack R. Orben
                  177 Soundview
                  White Plains, New York 10606

            and also to:

                  Andrew E. Beer
                  311 Broadway
                  Fifth Floor Penthouse
                  New York, New York 10007

            In the case of the Minority Stockholder to:

                  Charles C. Hickox
                  Ashland Management
                  26 Broadway
                  New York, New York 10004

or such substituted address as any party shall have given notice to the others in writing in the manner set forth in this Section 13.1.

            13.2 Amendment. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by all parties hereto and making specific reference to this Agreement.

            13.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

            13.4 Joint and Several Nature; Binding on Successors and Assigns. The Principal Stockholders are jointly and severally liable for all of each other's representations, warranties, covenants and indemnity obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns in accordance with the terms hereof. Neither Fiduciary nor any Seller shall be entitled to assign its or his rights under this Agreement prior to the Closing without the prior written consent of the Buyer. Prior to the Closing, Buyer may assign its rights under this Agreement to any existing or new subsidiary corporation provided that Buyer shall remain liable for the performance of its obligations hereunder to the extent such assignee fails to do so.

            13.5 Headings; Pronouns. Descriptive headings and subheadings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Except as the context may otherwise require, each reference to a paragraph is to a paragraph of this Agreement. Each reference herein to any party or to any person affected hereby shall be deemed to be in the appropriate number and gender.

            13.6 Severability. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

            13.7 Waivers. The parties may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations contained in this Agreement or in any document delivered pursuant to this Agreement,
(c) waive compliance with, or modify, any of the covenants or conditions contained in this Agreement, and (d) waive or modify performance of any of the obligations of any of the parties hereto; provided, that the occurrence of the Closing shall not of itself constitute such a waiver or modification, and provided further, that no such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or an estoppel with respect to, any subsequent insistence upon such strict compliance other than with respect to the matter so waived or modified.

            13.8 Publicity. Any public announcements prior to the Closing concerning the transaction contemplated by this Agreement shall be jointly planned and simultaneously released by Buyer and Fiduciary and no party shall act in this regard without the prior approval of the other parties, which approval shall not be unreasonably withheld or delayed.

            13.9 Headings. The headings in the sections and subsections of this Agreement and in the Schedules are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties.

            13.10 List of Exhibits and Schedules. As mentioned in this Agreement, there are attached hereto or delivered herewith, the following Exhibits and Schedules:

                                EXHIBITS

                                                           Section
    Exhibit                      Document                Reference
    -------                      --------                ---------
      A                 Certificate of Incorporation        2.2
      B                 Bylaws                              2.2

                                SCHEDULES

Schedule
  No.       Schedule Caption
--------    ----------------
2.1         Foreign Jurisdictions
2.3         Capitalization
2.4         Consents and Violations
2.5         Exceptions to Financial Statements
2.6         Certain Changes or Events
2.7         Exceptions to Title
2.9         Bank Accounts and Procedures
2.10        Contracts and Defaults
2.11        Patents and Trademarks
2.12        Violations of Law
2.13        Litigation
2.14        Employee Benefit Plans and Employment History
2.15        Proceedings and Regulations
2.16        Insurance
2.17        Environmental Matters
2.18        Permits
2.19        Taxes
2.20        Subsidiaries and Investments
2.22        Conflicts of Interest
2.23        Brokers
3.2         Consents

Each of the foregoing Exhibits and Schedules is incorporated herein by this reference and expressly made a part hereof.

            13.11 Expenses. Except to the extent otherwise provided in this Agreement, each of the Sellers and Buyer shall bear its own expenses incurred in connection with the negotiation, execution and performance of this Agreement and the transactions herein contemplated, including, but not limited to, legal and accounting fees and expenses. AFS shall bear all costs and expenses of AFS and Stockholders relating to the negotiation, execution and delivery of this Agreement and the Merger (collectively, the "Transaction Expenses").

            13.12 Entire Agreement; Law Governing. All prior negotiations and agreements between the parties hereto are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein or in an Exhibit or Schedule delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto. Except to the extent the DGCL applies to the Merger, this Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Indiana, determined without reference to conflicts of law principles.


        [The balance of this page has been left blank intentionally]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                  "BUYER"
                                  UNIFIED FINANCIAL SERVICES, INC.


                                  By    /s/ Timothy L. Ashburn
                                    ------------------------------------------
                                  Timothy L. Ashburn, Chairman of the Board,
                                  President and Chief Executive Officer

                                  "MERGER SUB"
                                  FIDUCIARY ACQUISITION CORPORATION


                                  By    /s/ Timothy L. Ashburn
                                    ------------------------------------------
                                    Timothy L. Ashburn, President

                                  "SELLERS" AND
                                  "PRINCIPAL STOCKHOLDERS"
                                  ASSOCIATED FAMILY SERVICES, INC.


                                  By    /s/ Jack R. Orben
                                    ------------------------------------------
                                    Jack R. Orben, Chairman and Chief Executive
                                    Officer

                                  FIDICIARY COUNSEL, INC.


                                  By  /s/ Jack R. Orben
                                    ------------------------------------------
                                    Jack R. Orben, Chairman and Chief
                                    Executive Officer

                                  INTELLECTRONIC MANAGEMENT SYSTEMS, INC.


                                  By  /s/ Andrew E. Beer
                                    ------------------------------------------
                                    Andrew E. Beer, President and Secretary


                                  /s/ Jack R. Orben
                                  --------------------------------------------
                                  Jack R. Orben, Chairman and Chief Executive
                                  Officer


                                  /s/ Andrew E. Beer
                                  --------------------------------------------
                                  Andrew E. Beer, President and Secretary


                                  "SELLER" AND "MINORITY STOCKHOLDER"

                                  /s/ Charles C. Hickox
                                  --------------------------------------------
                                  Charles C. Hickox
                                  Solely for purposes of Sections 1.4(c),
                                  2.4(b), 10.1(a) and 13.10 and Article 4